Exhibit 16

 Deloitte & Touche

1700 Courthouse Plaza Northeast

Dayton, Ohio 45402-1788

tel (937) 223-8821

Fax (937) 223-8583

February 4, 2002

Ms. Karen Osar

Senior Vice President and Chief Financial Officer

MeadWestvaco Corporation

One High Ridge Park

Stamford, CT 06905

Dear Ms. Osar

This is to confirm that the client-auditor relationship between MeadWestvaco Corporation (Commission File No. 001-31215) and Deloitte & Touche LLP has ceased.

Yours truly,

 /s/Deloitte & Touche

cc: Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Mr. John A. Luke, Jr., President and Chief Executive Officer

Mr. Michael E. Campbell, Chairman of the Audit Committee